Exhibit 99.2

To:	SPNC ALL

From:	Rob Fuchs, Sr. Vice President, Global Human Resources

Re:	Spectranetics ESPP

Date:	June 30, 2017

As you are aware, earlier this week, Spectranetics announced that it entered into a merger agreement with Royal Philips.  The proposed transaction will not have any effect on the current ESPP purchase period, which will end and purchases will be made in the ordinary course on June 30, 2017.

Under the terms of the transaction agreement, however, Spectranetics will not begin the next purchase period, which is scheduled to start on July 1, 2017.  As a result, no amounts will be deducted from your paycheck for purposes of the purchase period scheduled to begin on July 1, 2017.

We will keep you updated of any future changes to the ESPP.  Please see the attached Q&A with additional details or contact askhr@spnc.com with any questions or concerns you might have.

Additional Information

The tender offer for the shares of outstanding common stock of Spectranetics has not yet commenced.  This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Spectranetics.  The solicitation and offer to buy common stock of Spectranetics will only be made pursuant to an Offer to Purchase and related materials.  At the time the tender offer is commenced, Philips will file a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”) and Spectranetics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer.  Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that Spectranetics files with the SEC at the SEC’s website at www.sec.gov, or free of charge from Spectranetics at www.spectranetics.com/investor-relations or by directing a request to Investor Relations, at 719-447-2292 or ir@spnc.com.

Forward-Looking Statements

This communication contains forward-looking statements in addition to historical information. We use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings to identify such forward-looking statements. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as Spectranetics’ industry, business strategy, goals and expectations concerning Spectranetics’ market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings.  The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Spectranetics’ stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for Spectranetics will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement dated June 27, 2017, among Spectranetics, Philips Holding USA Inc. and HealthTech Merger Sub, Inc. (the “Merger Agreement”), including in circumstances which would require Spectranetics to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the transactions contemplated by the Merger Agreement; (viii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Spectranetics’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (ix) risks related to diverting management’s attention from Spectranetics’ ongoing business operations; (x) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability and (xi) other factors as set forth from time to time in Spectranetics’ filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2016 and any subsequent Form 10-Qs.  Any forward-looking statement made by us in this communication speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Teammate FAQ:

How does the merger agreement between SPNC and Philips impact the SPNC ESPP? The merger agreement does not affect the current ESPP Purchase Period, which is scheduled to end today, June 30th. As a result, purchases under the current Purchase Period (January 1 – June 30) will be made in the ordinary course. The merger agreement does restrict SPNC from beginning any new Purchase Periods under the ESPP following June 27, 2017, the date the merger agreement was executed. Subject to the completion of the merger with Philips, the ESPP will be terminated.

How can I check if I am currently enrolled in ESPP?
You can check your benefit selections by logging in to ADP at workforcenow.adp.com and navigating to Myself>Benefits>Enrollments.

I am a current ESPP participant, will I receive shares based on the Jan 1 – June 30 Purchase Period?
Yes. The merger agreement does not affect the current ESPP Purchase Period, which is scheduled to end today, June 30th. As a result, purchases under the current Purchase Period (January 1 – June 30) will be made in the ordinary course.

How will the stock price be determined for the Jan 1 – June 30 Purchase Period?
The stock price will be determined based on the current guidelines of the ESPP. Stock will be purchased at 85% of the LESSER of the market price on the first day of the Purchase Period and the market price on the last day of the Purchase Period.

Are there any limits to the amount of Shares that I can purchase during the Jan 1 – June 30 Purchase Period?
Shares will be purchased according to your elections. Enrollment acknowledges the purchase maximum of 2,500 shares per six-month purchase period, or a maximum annual market value of $25,000, whichever is less.

What happens to the shares I purchase through ESPP?
Shares purchased through ESPP are deposited into individual accounts established for participating teammates through E*TRADE. You will receive a statement directly from them indicating the amount of shares placed in your account.

When will shares from the Jan 1 – June 30 Purchase Period be deposited to my E*TRADE account?
The ESPP purchase will be completed no later than July 31st with a purchase date of June 30th.  When the shares are deposited into your account, you will receive a notification from E*TRADE confirming the number of shares purchased.

How do I view my past purchases through the ESPP?
Access your E*TRADE account log-in screen at https://us.etrade.com/home.  If you have issues accessing your account, or need to activate your account, please contact E*TRADE at 1-800-838-0908.

What happens to my ESPP elections after June 30th?
Because the merger agreement restricts SPNC from beginning any new Purchase Periods under the ESPP following June 27, 2017, the date the merger agreement was executed, the Purchase Period scheduled to start on July 1, 2017 will not begin as scheduled. No payroll deductions will be made for the purposes of the ESPP following June 30, 2017, and no purchases will be made under the ESPP on December 31, 2017.

Do I need to do anything to stop my ESPP payroll deductions that were scheduled to begin July 1st?
No, your ESPP payroll deductions will be automatically cancelled and no further deductions will be made.

Additional Information

The tender offer for the shares of outstanding common stock of Spectranetics has not yet commenced.  This communication is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of Spectranetics.  The solicitation and offer to buy common stock of Spectranetics will only be made pursuant to an Offer to Purchase and related materials.  At the time the tender offer is commenced, Philips will file a tender offer statement on Schedule TO with the United States Securities and Exchange Commission (the “SEC”) and Spectranetics will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer.  Investors are urged to read these materials when they become available, as well as any other relevant documents filed with the SEC when they become available, carefully and in their entirety because they will contain important information, including the terms and conditions of the tender offer.  Investors may obtain a free copy of the Solicitation/Recommendation Statement and other documents (when available) that Spectranetics files with the SEC at the SEC’s website at www.sec.gov, or free of charge from Spectranetics at www.spectranetics.com/investor-relations or by directing a request to Investor Relations, at 719-447-2292 or ir@spnc.com.

Forward-Looking Statements

This communication contains forward-looking statements in addition to historical information. We use words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking forward,” “may,” “plan,” “potential,” “project,” “should,” “target,” “will” and “would” or any variations of these words or other words with similar meanings to identify such forward-looking statements. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. These forward-looking statements may relate to such matters as Spectranetics’ industry, business strategy, goals and expectations concerning Spectranetics’ market position, future operations, future performance or results, margins, profitability, capital expenditures, liquidity and capital resources, interest rates and other financial and operating information and the outcome of contingencies such as legal and administrative proceedings.  The following are some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements: (i) uncertainties as to the timing of the tender offer and the subsequent merger; (ii) the risk that the tender offer or the subsequent merger may not be completed in a timely manner or at all; (iii) uncertainties as to the percentage of Spectranetics’ stockholders tendering their shares in the tender offer; (iv) the possibility that competing offers or acquisition proposals for Spectranetics will be made; (v) the possibility that any or all of the various conditions to the consummation of the tender offer or the subsequent merger may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities (or any conditions, limitations or restrictions placed on such approvals); (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement dated June 27, 2017, among Spectranetics, Philips Holding USA Inc. and HealthTech Merger Sub, Inc. (the “Merger Agreement”), including in circumstances which would require Spectranetics to pay a termination fee or other expenses; (vii) risks regarding the failure to obtain the necessary financing to complete the transactions contemplated by the Merger Agreement; (viii) the effect of the announcement or pendency of the transactions contemplated by the Merger Agreement on Spectranetics’ ability to retain and hire key personnel, its ability to maintain relationships with its customers, suppliers and others with whom it does business, or its operating results and business generally; (ix) risks related to diverting management’s attention from Spectranetics’ ongoing business operations; (x) the risk that stockholder litigation in connection with the transactions contemplated by the Merger Agreement may result in significant costs of defense, indemnification and liability and (xi) other factors as set forth from time to time in Spectranetics’ filings with the Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2016 and any subsequent Form 10-Qs.  Any forward-looking statement made by us in this communication speaks only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.